090101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.380)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

KWEST INTERNATIONAL INVESTMENT LTD.

2. The articles have been amended as follows: (provide article numbers, if available)

Item 3. – Authorized Stock: (number of shares Corporation is authorized to issue)
190,000,000 shares broken down as follows: 100,000,000 common shares with par value of $0.0001, all of which stock shall be entitled to voting power; and
90,000,000 preferred shares with par value of $0.0001. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195 and 78.1955), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of such class or series within each class of capital stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

3. The undersigned declare that they constitute **at least two-thirds** of the following:

(check only one box) ☐ incorporators ☒ board of directors

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures: (If more than two signatures, attach an 8 1/2" x 11" plain sheet with the additional signatures.)

X [signature]
Authorized Signature

X [signature]
Authorized Signature

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

KWEST INVESTMENT INTERNATIONAL LTD.
(the "Corporation")

DIRECTORS' POST-INCORPORATION RESOLUTIONS

The undersigned, being the board of directors of the Corporation, a Nevada corporation, do hereby consent to the adoption of, and do hereby adopt, the following resolutions as of the _____ day of January, 2010.

WHEREAS the Company intends to issue stock and wishes to decrease the par value of the common and preferred shares from $0.001 to $0.0001;

AND WHEREAS since the date of incorporation, no shares have been issued (neither common nor preferred);

AND WHEREAS changing the par value of the common and preferred shares will not affect the rights of any shareholder as there are currently no shareholders of the Company;

AND WHEREAS the Nevada Revised Statutes ("NRS") provide that the articles may be amended and restated according to the provisions of NRS 78.380.

THEREFORE BE IT RESOLVED THAT:

1. The par value of the common shares of the company be changed from $0.001 to $0.0001 to become effective on the filing of the Certificate of Amendment with the Nevada Secretary of State's office;

2. The par value of the preferred shares of the company be changed from $0.001 to $0.0001 to become effective on the filing of the Certificate of Amendment with the Nevada Secretary of State's office;

3. In all other respects, the Articles of the Company shall remain in their current form.

These resolutions may be signed by the directors in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

____
Eric Wing Kar Lo

____
Stolfin Man Kit Wong

____
Yan Kong Yong